UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2013 (August 21, 2013)

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-36007	46-2519850
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under ☐ the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under ☐ the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective August 21, 2013, Physicians Realty Trust (the “Company”), through its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), entered into an Agreement of Sale and Purchase (the “Purchase Agreement”) with 6800 Preston Limited, a Texas limited partnership (the “Seller”), to acquire from the Seller a 66-bed post-acute care specialty hospital, accredited by JCAHO, located in Plano, Texas for $18.2 million.  The hospital is currently leased to Lifecare Hospitals of North Texas, L.P. and the Operating Partnership will acquire the Seller’s interest in the remaining term of the lease, which expires in 2023, with two five year options for the tenant to extend.  The tenant’s obligations under the lease are guaranteed by Lifecare-Hospitals, L.L.C., which operates 26 hospitals in nine states.  The Company expects to fund the purchase price for the property with proceeds from the Company’s recently completed initial public offering.

The material terms of the Purchase Agreement provide for (i) a due diligence period ending on September 18, 2013 and (ii) a closing date to occur ten days after the expiration of the due diligence period or such earlier date as the Operating Partnership may designate by giving at least five days advance notice to the Seller, but in no event later than September 27, 2013.  However, because the acquisition is subject to customary closing requirements and conditions, the Company can give no assurance that the transaction will be consummated during that time period, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS REALTY TRUST

August 27, 2013	By:	/s/ John T. Thomas
		Name:	John T. Thomas
		Title:	President and Chief Executive Officer